Exhibit 10.1

PERSONAL AND CONFIDENTIAL

July 30, 2014

Dear Philip:

Thank you for your interest in a career opportunity with Seagate US LLC (“Seagate”).  Those of us on the Seagate leadership team have enjoyed getting to know you during our recent interactions.  We believe you will bring real strength to Seagate and make significant contributions toward helping us achieve our overall goals as we position ourselves for continued growth and market leadership.

We are pleased to confirm our offer of employment to you for the position of Executive Vice President and Chief Technology Officer, Silicon Solutions.  This position will be located in our Cupertino, California facility. You will report directly to Dave Mosley, President, Operations and Technology. In order for this to happen, you must submit the required documentation in a timely manner and all contingencies described below must be fully satisfied.  We will notify you of your specific start date no less than two weeks before your first day.

We have put together a total compensation package that we believe you will find very attractive. The key elements of this offer are as follows:

•                  Your annualized base salary will be $500,000.00, payable biweekly and subject to applicable withholdings.

•                  You have been recommended for two stock grants under the company’s equity compensation program, subject to the approval of the Compensation Committee of the Board of Directors of Seagate Technology plc (“Seagate Technology”) or its duly appointed representative. Details of the grants are as follows:

•      Types of Awards: Stock Options and Threshold Performance Share Units (TPSUs)

•                 Share Awards:  Sixty-five thousand (65,000) stock options and sixty-five thousand (65,000) Threshold Performance Share Units.

Options:

Vesting Schedule: One fourth of the shares subject to the option will vest upon your completion of one year of continuous service from your date of hire; 1/48th of the shares will vest upon the completion of each month of service thereafter over the next three years. Therefore, your option will be fully vested after the completion of four years of continuous service from your date of hire. You may purchase the shares subject to the vested portion of your option by exercising your option while it remains outstanding.

Vesting Commencement Date: Vesting for your option will commence on your date of hire.

Expiration Date: Generally, your stock option will expire seven years from the date of grant or, if earlier, upon termination of your service with Seagate. Your stock option may not be exercised after it expires.

Exercise Price: The exercise price of your stock option is expected to be the closing share price on NASDAQ on the grant date.

Grant Date: The grant date will be the date your stock option is approved by the Compensation Committee or its duly appointed representative and will generally be the 20th of the month next following your date of hire. An email will be sent to you on or about the grant date confirming the exercise price. You will receive your stock option award agreement within a reasonable period of time thereafter. If there are any inconsistencies between this letter and your award agreement, the terms of the award agreement will govern and be binding on both you and Seagate and its affiliates.

Threshold Performance Share Units:

Vesting Schedule: The attached schedule will explain how the TPSUs will vest, provided that the award will not vest sooner than at a rate of 25% per year. Please refer to the grant agreement for complete details.

Additional information regarding Seagate’s equity incentive plan will be made available following your start date.

•                  As a key leader, you will be eligible to participate in the Seagate Executive Performance Bonus plan, with a target of 100% of your base salary.  Your annual bonus (the “Bonus”) may be higher or lower than target, based on company earnings and an evaluation of your performance at the end of the fiscal year.  The Bonus is payable at the sole discretion of the Board of Directors and the Compensation Committee.

•                  Seagate offers you a comprehensive benefits package including medical, dental, life insurance, vision, flexible spending accounts, and much more.  A detailed description of these benefits can be reviewed on the Seagate careers website.

•                  Seagate policy provides executives with time off for vacation and leave purposes, subject to management approval and business need, and in accordance with applicable legal requirements.  Executives do not accrue vacation or annual leave time and will not receive any payout of vacation or leave time at the end of employment.

•                  You will be eligible to participate in Seagate’s Deferred Compensation Plan that will allow you to set aside a percentage of your base pay and bonus on a pre-tax basis.  This program is in addition to any 401(k) plan contributions you may make during the year.

Contingencies:

This offer is contingent upon the following:

•                  Satisfactory completion of a background investigation, reference checks, and obtaining an export license, if required. U.S. citizens and permanent residents are not subject to export control license requirements, but an export license application may be required in other certain circumstances. Please complete and return the attached forms immediately so that we may begin the required checks. We will notify you when the background investigation has been successfully completed and we have confirmed that you are not subject to export control license requirements.

•                  If you currently serve on any boards of directors or advisory boards, or are otherwise involved in other business or charitable ventures, please advise us of the nature of these positions, ventures and/or activities.  We will review your disclosures with you and consent to your continuing with these activities so long as they do not detract from your ability to fulfill your new duties and responsibilities or create any actual conflict of interest or potential appearance of a conflict of interest with your new duties or responsibilities or otherwise violate any company policies.

•                  Your review and execution of the enclosed Seagate “At-Will Employment, Confidential Information and Invention Assignment Agreement.”  Please bring the document along to sign and have witnessed on your first day of employment.

Your confirmation and acceptance of this offer represents an agreement between you and Seagate regarding the terms and conditions of your employment at Seagate.  No prior promises, representations or understanding relative to any terms or conditions of this offer of employment are to be considered as part of this agreement unless expressed in writing in this letter or set forth in the Agreement.  Your employment in this position at Seagate will be “at-will” and terminable at any time by yourself or Seagate, with or without cause or notice. However, subject to the terms of the accompanying Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control (CIC) Plan (the “Plan”), as such Plan may be amended from time to time, you may be eligible to receive severance benefits if your employment is terminated by Seagate without “Cause,” or you resign for “Good Reason,” in each case as defined in the Plan. A copy of the Plan accompanies this letter for your reference.

Phil, our management team is excited about the possibility of you joining our team as soon as possible.  In the event that you have not accepted this offer by August 6, 2014, or if any of the contingencies set forth herein are not met, then, this offer will be null and void.

I look forward to a successful conclusion to our discussions and a close working relationship. We are confident that you will enjoy working on the Seagate team as we embark upon important and exciting change efforts aimed at connecting Seagate with a world of new partners, customers and opportunities.

Sincerely,

SEAGATE TECHNOLOGY

/s/ WD Mosley

Dave Mosley, President, Operations and Technology

I accept the offer above, subject to the noted contingencies.

My start date will be:	At the closing of Avago/STX
Transaction.

/s/ Philip Brace	7/31/2014
Philip Brace	Date

cc:             Joy Nyberg, SVP, HR, Communications & Community Engagement

Attachments:

Background Investigation Consent Forms*

At-Will Employment, Confidential Information and Invention Assignment Agreement (Read Only)*

Copy of Offer Letter to be signed and returned*

Employment/Work Assignment Questionnaire*

Global ID Activation Request*

Fifth Amended and Restated Seagate Technology Executive Severance and Change in Control (CIC) Plan*

TPSU Vesting Schedule